Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made this 23rd day of February, 2010, by and between Fiserv, Inc., on behalf of itself and its subsidiaries and affiliates (“Company”), and Lynn S. McCreary (“Employee”).

WHEREAS, the Company wishes to assure itself of the services of Employee for the period provided for in this Agreement;

WHEREAS the Employee desires to enter into an agreement to provide for her employment with the Company upon the terms provided in this Agreement;

WHEREAS the Company’s information, including but not limited to its technology, products, intellectual property, customer lists, customer information, and its methods of doing business have been developed by the Company at considerable expense over a number of years, and are of considerable economic value to the Company;

WHEREAS Company wishes to assure itself that Employee will keep in confidence and not disclose any information disclosed to her by the Company during the term that she is employed by Company;

WHEREAS Company further wishes to assure itself that Employee will not compete with the Company during or for a reasonable period of time after the termination of her employment; and

WHEREAS Employee is willing to agree not to so compete with Company;

NOW THEREFORE, in consideration of the premises set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. The Company agrees to employ Employee, and Employee agrees to be employed by the Company. During her employment, Employee agrees to serve as Senior Vice President and Deputy General Counsel with such further responsibilities and duties commensurate with such position as contemplated by the Company’s by-laws and reasonably implemented by the Board of Directors and Employee’s Direct Supervisor (as hereinafter defined) subject to the further terms and conditions of this Agreement.

2. Upon 180 days notice or another mutually agreed upon date (“Relocation Date”), at the request of the Company, Employee agrees to work at the Company’s offices in Brookfield, Wisconsin. Prior to the Relocation Date, Employee will conduct her duties from the State of Kansas or travel to the Company’s offices at Brookfield, Wisconsin, Norcross Georgia, or any of its other locations, from time to time as needed at the Company’s expense. The Company will pay Employee’s relocation expenses in accordance with its standard executive relocation reimbursement program (which shall be modified to extend temporary housing in the Milwaukee area referred to below for at least 180 days), if

Employee relocates during the Employment Term (as defined herein), regardless of whether Employee relocates her residence before or after the Relocation Date, subject, however, to the provisions of Section 8(c)(iv). Pending said relocation, the Company will provide Employee temporary housing in the Milwaukee area at the Company’s expense. If the Company terminates Employee for cause, as defined in Section 8(c), or Employee voluntarily ceases her employment, with the Company, in either case, on or before the second anniversary of the date of the commencement of employment hereunder, Employee shall not be entitled to any portion of any further relocation assistance and shall be obligated to repay the Company all of the relocation expenses paid to her or on her behalf by the Company prior to the date of the termination of employment. If Employee fails to repay such amount to the Company by her last day of employment, the Company shall have the right to offset such repayment amount from any other amounts the Company owes to the Employee.

3. Employee agrees to accumulate stock ownership in the Company (including for such purposes the value of unvested restricted stock units) at a minimum level equal to the value of her salary, no later than the fifth anniversary of the date hereof.

4. The term of this Agreement shall begin on the date first written above and shall continue until 12 months after termination of Employee’s employment (the “Term”). Employee’s employment shall begin on [date] and shall continue until terminated by either party upon written notice to the other party (the “Employment Term”).

5. Employee hereby represents that she is free and able to enter into this Agreement with Company and that there is no reason, known or unknown, which will prevent her performance of the terms and conditions contained in this Agreement.

6. During the Employment Term, Employee shall devote her full business time, best efforts and business judgment, faithfully, conscientiously and to the best of her ability to the advancement of the interests of the Company and to the discharge of the responsibilities and offices held by her. Employee shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved in advance by the Company, provided, however, that the foregoing shall not prohibit or limit Employee from participating in civic, charitable or other not-for-profit activities or to manage personal passive investments, provided that such activities do not materially interfere with Employee’s services required under this Agreement and do not violate the Code of Conduct or other corporate policies of Fiserv. Employee hereby acknowledges that she has read Fiserv’s Code of Conduct in effect as of the date hereof, attached hereto as Exhibit A, and agrees that she will comply with such Code of Conduct and other Fiserv corporate policies regarding activities in the workplace, as they may be amended from time to time, in all material respects.

7. For all services to be rendered by Employee in any capacity during the Employment Term, the Company shall pay or cause to be paid to Employee and shall provide or cause to be provided to her the following:

(a) An annual base salary at a minimum rate of $280,000 per year, commencing on the date on which Employee begins employment with the Company (the “Employment Date”), payable in accordance with the normal payroll practices and schedule of the Company. Upon the expiration of the Term and thereafter, the Employee’s direct supervisor (“Direct Supervisor”) will determine Employee’s annual base salary, it being understood by Employee that adjustments to annual base salary will be for unusual events and will not typically be made each year. To that end, beginning in February 2011, Employee’s Direct Supervisor will review annually the performance of Employee. The term “annual base salary” shall not include any payment or other benefit that is denominated as or is in the nature of a bonus, incentive payment, commission, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.

(b) In addition to the salary provided above, as of the Employment Date and thereafter, Employee shall be entitled to participate in the Management Bonus Plan or other incentive compensation program, as offered by the Company from time to time for senior executives of the Company. For calendar year 2010, Employee will have a target bonus of 45% of annual base salary as of the effective date of this Agreement ($126,000) with an opportunity to achieve a maximum bonus of 90% of such annual base salary ($252,000). For calendar year 2010, the bonus payout will be prorated for the number of days that Employee is employed during 2010, to be paid no later than March 15, 2011, according to the Company’s usual practice.

(c) The Company shall pay to Employee a signing bonus in the amount of $75,000 be earned on the first anniversary of the Employment Date. If the Company terminates Employee for cause, as defined in Section 8(c), or Employee voluntarily ceases her employment with the Company on or before the second anniversary of the Employment Date, Employee shall not be entitled to any portion of the signing bonus and shall repay such amount paid in full. If Employee fails to repay such amount to the Company by her last day of employment, the Company shall have the right to offset such repayment amount from any other amounts the Company owes to the Employee.

(d) The Employee shall receive equity in the Company (each a “Stock Program”) as follows:

(i) As of the Employment Date, Fiserv shall grant to Employee pursuant to the terms of the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Stock Option and Restricted Stock Plan”) and the stock option agreement covering such stock options, an option to purchase 4,500 shares of Common Stock, $.01 par value, of Fiserv (“Fiserv Common Stock”). The exercise price of such options shall equal the fair market value of Fiserv Common Stock as determined under the terms of the Stock Option and Restricted Stock Plan on the Employment Date. Such options shall vest over a four- year period, with 1/3 of such options vesting on each of the second, third and fourth anniversary dates of the date of grant.

(ii) On the Employment Date, Employee shall receive 3,500 restricted stock units under the terms of the Stock Option and Restricted Stock Plan and the restricted stock agreement covering such restricted stock units. Such shares shall vest 50% on the third anniversary of the Employment Date, and 50% on the fourth anniversary of the Employment Date.

(iii) As of the Employment Date, Employee shall thereafter be eligible to participate in the Fiserv Senior Managers and Senior Professionals Stock Option and Restricted Stock Program. Options and restricted stock or restricted stock units granted thereunder may be subject to participation levels and vesting schedules not commensurate with Employee’s position and may be determined in connection with Employee’s annual performance evaluation and granted annually during the Employment Term. Subject to approval each year by the Board of Directors, Employee will have a target award of $200,000, but such award will vary from year-to-year. It is anticipated, but not assured, that 75% of the annual award will be in the form of non-qualified stock options and the remainder in restricted stock units. If Employee shall not be employed by the Company on the date of grant of any options, restricted stock or restricted stock units hereunder, Employee shall not be entitled to any portion of any such options, restricted stock or restricted stock unit award, as the case may be. Notwithstanding anything to the contrary, all awards of options, restricted stock or restricted stock units, as the case may be, are subject to the approval of the Company’s Board of Directors or its designated committee and vesting of such equity awards will follow normal guidelines for similarly situated executives of the Company, established by the Board of Directors of the Company at the time.

All stock options, restricted stock or restricted stock units, as the case may be, granted or issued hereafter will be subject to the terms of the Stock Option and Restricted Stock Plan as it may be amended from time to time and of the specific stock option, restricted stock or restricted stock unit agreement pursuant to which any such stock options, restricted stock or restricted stock units, as the case may be, may be granted or issued from time to time. The terms of the specific stock option, restricted stock or restricted stock unit agreement, as the case may be, pursuant to which stock options, restricted stock or restricted stock units, as the case may be, may be granted or issued hereunder shall govern treatment of such stock options, restricted stock or restricted stock units, as the case may be, in the event of the death or disability (as defined in any such agreement) of Employee. Such options, restricted stock or restricted stock units, as the case may be, will also have vesting and other terms as specified in the agreement covering such stock options, restricted stock or restricted stock units, as the case may be, which may be different than other employees of the Company.

(e) In addition to the salary and incentive compensation provided above, Employee shall be entitled to participate in any employee benefit plans, welfare benefit plans, retirement plans, and other fringe benefit plans from time to time in effect for senior executives of the Company generally; provided, however, that such right or participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Fiserv policies and to action by the Board of Directors of the Company or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plans to exercise in good faith the full discretion reposed in them by such plans.

(f) All compensation or other benefits payable or owing to Employee hereunder shall be subject to withholding taxes and other legally required deductions pursuant to federal, state or local law.

8. During the Term, Employee’s employment hereunder shall terminate under the following circumstances:

(a) In the event Employee dies, this Agreement and the Company’s obligations under this Agreement shall terminate as of the end of the month during which her death occurs.

(b) If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of her duties, Employee’s employment will terminate according to the benefit plans and policies of the Company and this Agreement and the Company’s obligations under this Agreement shall terminate on the date of such termination of employment.

(c) Employee’s employment may be terminated for cause, effective immediately upon written notice to Employee by the Company that shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Employee shall constitute “cause” for termination:

(i) dishonesty or similar serious misconduct, directly related to the performance of Employee’s duties and responsibilities hereunder, which results from a willful act or omission and which is injurious to the operations, financial condition or business reputation of the Company;

(ii) Employee being named as a defendant in any criminal proceedings, and as a result of being named as a defendant, the operations, financial condition or reputation of the Company are materially injured or Employee is convicted of a crime;

(iii) Employee’s drug or alcohol use in violation of any Company policy or which materially impairs the performance of her duties and responsibilities as set forth herein;

(iv) in the sole discretion of the chief executive officer of the Company, failure by Employee to relocate her residence to the Brookfield, Wisconsin area by the Relocation Date;

(v) substantial, continuing willful and unreasonable inattention to, neglect of or refusal by Employee to perform Employee’s duties or responsibilities under this Agreement;

(vi) willful and intentional violation of a material provision of the Fiserv Code of Conduct, as it may be amended from time to time, or other Fiserv corporate policies regarding activities in the workplace in effect at the time; or

(vii) any other willful or intentional breach or breaches of this Agreement by Employee, which breaches are, singularly or in the aggregate, not cured within 30 days of written notice of such breach or breaches to Employee from the Company.

(d) Employee’s employment may be terminated by the Employee by written notice to the Company and Employee’s Direct Supervisor in the event of a material breach by the Company of any of the provisions of this Agreement, provided, however, that the Company shall have been given notice at least 30 days in advance of the anticipated termination date and an opportunity to cure any such event of a material breach. In the event of termination pursuant to the first sentence of this subsection (d), Employee shall be entitled to receive termination benefits in accordance with subsection (f) below. If Employee terminates her employment for reasons other than those enumerated in the first sentence of this subsection (d), she shall not be entitled to termination benefits described in subsection (f) below.

(e) Employee’s employment may be terminated at the election of the Company upon written notice to Employee by the Company at any time for the convenience of the Company.

(f) If Employee’s employment is terminated by the Company for any reason other than as specified in subsection (a), (b) or (c) above or if terminated by Employee pursuant to the first sentence of subsection (d) above, subject to execution by Employee, within 45 days of termination of employment, of a general release in favor of the Company (and failure to revoke such release), Employee shall be entitled to receive a sum equal to (i) 12 months of salary, plus (ii) the average of the annual performance bonuses actually paid to her with respect to the three years prior to the year in which the termination of employment occurs (or such lesser period of actual employment) provided that such amount shall not be less than an amount equal to 45% of her base salary as in effect immediately prior to termination, multiplied by a fraction the numerator of which is the number of days in the calendar year Employee was employed and the denominator of which is 365. In addition equity awards pursuant to Sections 7(d)(i) and 7(d)(ii) above shall immediately vest (upon full effect of the general release referred to above) and Employee shall have 30 days from the date of full effectiveness of the general release to exercise any options. Any cash payment under clause (i) or (ii) above of this subsection (f) shall be paid in a cash equivalent lump sum on the first day of the seventh month following the month in which the Employee’s Separation from Service occurs, without interest thereon; provided that, if on the date of Employee’s Separation from Service, neither the Company nor any other entity that is considered a “service recipient” with respect to Employee within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of the Treasury Regulation Section 1.897-1(m)) or otherwise, then such payment shall be paid to Employee in a cash equivalent lump sum within ten business days of the date on which the Employee signs and does not revoke a general release in favor of the Company. For purposes hereof, the term “Separation from Service” shall have the same meaning as ascribed to such term in Employee’s Key Executive Employment and Severance Agreement with the Company. All other incentive compensation and benefits being received by Employee shall cease upon termination of employment, subject to applicable law.

9. The Employee Confidential Information and Development Agreement of the Company, attached hereto as Exhibit B, is hereby incorporated herein by reference. Employee hereby confirms that he is bound by its terms. Such confidential information is understood to include, without limitation, products, technology, intellectual property, customer lists, prospect lists and price lists, or any part of such items, and any information relating to Company’s method and technique used in servicing its customers.

10.

(a)	For purposes of this Section 10, the following definitions apply:

(i)	“Customer” means any person, association or entity: (1) for which Employee has directly performed services, (2) for which Employee has supervised others in performing services, or (3) about which Employee has special knowledge as a result of her employment with the Company, during all or any part of the 24-month period ending on the date of the termination of her employment with the Company.

(ii)	“Competing Product or Service” means any product or service which is sold in competition with, or is being developed and which will compete with, a product or service developed, manufactured, or sold by the Company. For purposes of this Agreement, “Competing Products or Services” are limited to products and/or services for which Employee participated in the development, planning, testing, sale, marketing or evaluation of on behalf of the Company in or during any part of the last 24 months of her employment with the Company, or for which Employee supervised one or more Company employees, units, divisions or departments in doing so.

(iii)	“Special Knowledge” means material, non-public information about a person, association or entity that Employee learned as a result of her employment with the Company and/or the Company’s client development or marketing efforts during all or any part of the last 24 months of her employment with the Company.

(b)	Employee agrees that the Company’s customer contacts and relations are established and maintained at great expense. Employee further agrees that, as an employee of the Company, she will have unique and extensive exposure to and contact with the Company’s customers and employees, and that she will have had the opportunity to establish unique relationships that would enable her to compete unfairly against the Company. Moreover, Employee acknowledges that she will have had unique and extensive knowledge of the Company’s trade secret and confidential information, and that such information, if used by her or others, would allow her or others to compete unfairly against the Company. Therefore, in consideration of the compensation and benefits paid to her pursuant to this Agreement, Employee agrees that, for a period of 12 months after the date of the termination of her employment, Employee will not, either on her own behalf or on behalf of any other person, association or entity:

(i) Contact any Customer for the purpose of soliciting or inducing such client to purchase a Competing Product or Service;

(ii) Solicit an employee of the Company to terminate her employment with the Company;

(iii) Become financially interested in, be employed by or have any connection with, directly or indirectly, either individually or as owner, partner, agent, employee, consultant, creditor or otherwise, except for the account of or on behalf of the Company, or its affiliates, in any business or activity listed on Exhibit C (and as Exhibit C may be modified from time to time hereafter by posting on the Company internal intranet commonly referred to as Mainstreet), or any affiliate, successor or assign of such business or activity or any other business enterprise that engages in substantial competition with the Company or any of its subsidiaries in the business of providing management solutions to the financial industry; provided, however, that nothing in this Agreement shall prohibit Employee from owning publicly traded stock or other securities of a competitor amounting to less than one percent of such outstanding class of securities of such competitor; or

(iv) Become an owner, partner, director or officer of a company that develops, sells or markets a Competing Product or Service.

(c) Notwithstanding any other provision of this Agreement, this Section 10:

(i) Shall not bar Employee from all employment. Employee warrants and agrees that there are ample employment opportunities that she could fill following her employment with the Company, in her field of experience, without violating this Agreement;

(ii) Shall not bar Employee from performing clerical, menial or manual labor;

(iii) Subject to Section 10(b)(iii), including the proviso thereof, shall not prohibit Employee from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national security exchange.

11. Employee acknowledges and agrees that compliance with Section 10 hereof is necessary to protect the Company, and that a breach of Section 10 hereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Employee hereby agrees that in the event of any such breach of Section 10 hereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. Employee further agrees that, in the event of her breach of Section 10 hereof, the Company shall be entitled to recover the value of any amounts previously paid or payable to Employee pursuant to Section 7(d) hereof and of any Stock Program. Employee understands and agrees that the losses incurred by the Company as a result of such breach of this Agreement would be difficult or impossible to calculate, as they are based on, among other things, the value of the knowledge and information gained by the Employee at the expense of the Company, but that the actual value exceeds the amounts paid or payable to Employee pursuant to Section 7(d) and any Stock Program. Accordingly, the amount paid or payable to Employee pursuant to Section 7(d) and any Stock Program herein represents the Employee’s agreement to pay and the Company’s agreement to accept as liquidated damages, and not as a penalty, such amount for any such Employee breach. Employee and the Company hereby agree to submit themselves to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

12. Employee agrees that the terms of this Agreement shall survive the termination of her employment with the Company.

13. This Agreement shall be governed by and construed in accordance with the laws in the State of Kansas, without reference to conflict of law principles thereof.

14. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

15. THE EMPLOYEE HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON THE EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

16. If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

17. No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

18. No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of the Company and the Company and by Employee, and in compliance with Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands.

EMPLOYEE:	FISERV, INC.:

/s/ Lynn S. McCreary	By	/s/ Charles W. Sprague
Signature		Charles W. Sprague

Lynn S. McCreary	Title:	Executive Vice President & General Counsel
Printed Name

Date: February 23, 2010	Date:	February 23, 2010